UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 20, 2018

MVB Financial Corp.
(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2018, the Boards of Directors of MVB Financial Corp. (the "Company") approved the 2018 Annual Senior Executive Performance Incentive Plan (the “Plan”). The Plan is an annual cash incentive plan administered by the Human Resources & Compensation Committee (the “Committee”) of the Company's Board. The Plan provides eligible executive officers of the Company and the Company’s wholly owned subsidiary, MVB Bank (the “Bank”), an opportunity to earn cash awards tied to the achievement of certain individual and corporate performance measures.

The Plan includes certain payout triggers that must be met in order for any Plan participant to receive a payout under the Plan. These payout triggers include (i) a corporate net income trigger set at $7.575 million for 2018, equal to last year's actual net income achieved, subject to adjustment in the Committee or Board’s discretion, (ii) individual performance rating trigger of a “meets expectations” or better rating on the individual’s performance evaluation, and (iii) an individual continuing education requirement. Once the payout triggers have been met, the payments to the participants are based on certain individualized goals and weightings for the Plan established at the beginning of each Plan year, determined by the Committee in coordination with the CEO. Each participant is assigned to a “tier” providing for potential payments determined as a percentage of the participant’s base salary. The following table sets forth the cash incentive award opportunities for the Company’s named executive officers under the Plan, expressed as a percentage of base salary:

	Cash Incentive Award Opportunities (percentage of base salary)
Title	Threshold	Target	Maximum
President and CEO	42.5%	50%	75%
EVP, CFO & Treasurer	29.75%	35%	52.5%
EVP, Chief Lending Officer	29.75%	35%	52.5%
SVP, Chief Risk Officer	21.25%	25%	37.5%

The amount of potential payments to the participants are tied to achievement of certain individual and corporate performance goals at “threshold,” “target,” and “maximum” performance levels. Individual performance goals are based on each participant’s roles and responsibilities within the Bank, as determined by the CEO and reviewed by the Committee. Corporate performance goals are assessed according to four metrics, with pre-defined weightings and performance levels as described below:

Goal	Weight	Threshold	Target	Maximum
Net Interest Margin	25%	3.28%	3.30%	3.39%
Non-Interest Bearing Deposit Growth	25%	$145,000,000	$148,000,000	$162,800,000
Efficiency Ratio	25%	62.5%	61.7%	58.5%
Non-Performing Loans/Total Loans	25%	0.80%	0.75%	0.60%

If performance is below the threshold for any particular goal, no payment will be made for that goal; however, other goals that are achieved at least at the threshold level of performance will be paid. Actual performance between the threshold, target and maximum performance levels will be prorated to determine the amount of payment based on relative achievement of the goals. The Plan is based on a calendar year and actual performance will be measured as of December 31 each year. Generally, performance goals are defined at the beginning of the Plan year. Rewards attributable to a particular Plan year are expected to be paid following the plan year or as soon as administratively possible after the annual audit or certification of year-end financial statements is complete.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits

2018 Annual Senior Executive Performance Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By	/s/ Larry F. Mazza
Larry F. Mazza President and Chief Executive Officer
Date:  February 23, 2018

EXHIBIT INDEX

Exhibit Number	Description	Exhibit Location

10.1	2018 Annual Senior Executive Performance Incentive Plan.	Filed herewith